Exhibit 99.1

Cinedigm to Hold Annual Stockholder Meeting on November 10, 2022

LOS ANGELES, CA — (September 21, 2022) — Cinedigm Corp. (NASDAQ: CIDM), a premier streaming and entertainment company super-serving enthusiast fan bases, today announced that the Company will hold its Annual Stockholder Meeting on Thursday, November 10, 2022.

This meeting will take place virtually with details forthcoming and will include a demonstration of the Company’s next-generation streaming service, Cineverse, which is powered by the industry-leading, proprietary Matchpoint technology.

“We are looking forward to connecting with our stockholders on November 10th to review Cinedigm’s positive business momentum, financial results and unique content, streaming channel and technology strategy,” said Cinedigm Chairman and CEO Chris McGurk.

He added, “We will be making our proxy statement for the Meeting available soon and I want to be clear with our stockholders that we will not be placing a reverse split provision on the proxy ballot. We believe the Company will have significant additional time to meet NASDAQ compliance requirements and intend to pursue initiatives during that period to address the issue. We think the best way to deal with the NASDAQ listing minimum price issue is to continue to work to get our valuation back where it belongs and where we were trading before, well above $1 per share.

“We believe that our continued strong business results combined with our high potential new initiatives like Cinedigm’s recently announced streaming super-channel, Cineverse, will also have a positive impact on our share price as investors recognize the soundness of our unique business strategy and how our equity is currently so extremely undervalued.”

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About Cinedigm:

For more than twenty years, Cinedigm (NASDAQ: CIDM) has led the digital transformation of the entertainment industry. Today, Cinedigm entertains hundreds of millions of consumers around the globe by providing premium content, streaming channels and technology services to the world’s largest media, technology and retail companies. For more information, visit http://www.cinedigm.com/.

Cinedigm uses, and will continue to use, its website, press releases, SEC filings, and various social media channels, including Twitter (https://twitter.com/cinedigm), LinkedIn https://www.linkedin.com/company/cinedigm/), Facebook (https://facebook.com/Cinedigm), StockTwits (https://stocktwits.com/CinedigmCorp) and the Company website (www.cinedigm.com) as additional means of disclosing public information to investors, the media and others interested in the Company. It is possible that certain information that the Company posts on its website, disseminated in press releases, SEC filings, and on social media could be deemed to be material information, and the Company encourages investors, the media and others interested in the Company to review the business and financial information that the Company posts on its website, disseminates in press releases, SEC filings and on the social media channels identified above, as such information could be deemed to be material information.

About Cineverse

Cineverse is your ticket to a world of entertainment delights, thrilling filmmaker discoveries, and more. In a world where algorithms steer viewers towards the predictable, Cineverse will buck that trend with a focus not only on passionate curation but also by leveraging Cinedigm's Matchpoint technology to provide content recommendations based on real-time feedback from viewers. From artfully entertaining American indies to the boldest in global film and television, emerging voices, and non-fiction storytelling, Cineverse's library of world-class, on-demand content, and lineup of free linear channels, will reward the curious and adventurous.

Press Contacts for Cinedigm:

Don Ciaramella / Matt Biscuiti (New York)

Kevin Broderick (Los Angeles)

The Lippin Group for Cinedigm

cinedigm@lippingroup.com

Julie Milstead

investorrelations@cinedigm.com